Free Writing Prospectus, dated April 16, 2024

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated March 22, 2024

Registration Statement Nos. 333-276553 and 333-276553-01

Duke Energy Progress SC Storm Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$177,365,000 Series A Senior Secured Storm Recovery Bonds

Issuing Entity:	Duke Energy Progress SC Storm Funding LLC
Sponsor, Depositor and Initial Servicer:	Duke Energy Progress, LLC (“DEP”)
Trustee:	U.S. Bank Trust Company, National Association.
Joint Bookrunners:	Goldman Sachs & Co. LLC RBC Capital Markets, LLC
Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)
Closing Date / Settlement Date:	April 25, 2024(2)
Interest Payment Dates:	March 1 and September 1, commencing March 1, 2025
Applicable Time:	4:02 PM (Eastern time) on April 16, 2024
Initial storm recovery charge as a percentage of customer’s total electricity bill:	The initial storm recovery charge is expected to represent approximately 4.94% of the total bill, as of April 1, 2024, received by 1,000 kWh South Carolina residential customer of DEP.
Proceeds:	The total initial price to the public is $177,364,024. The total amount of the underwriting discounts and commissions is $709,460. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $5,995,725) is $176,654,564.

(1)              A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2)             The Issuing Entity expects to deliver the bonds against payment for the bonds on or about April 25, 2024, which will be the seventh business day following the date of pricing of the bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade bonds on the date of pricing or the succeeding four business days will be required, by virtue of the fact that the bonds initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$177,365,000	11.78	03/01/2044	03/01/2046	5.404%	99.99945%	0.40%	$176,654,564

(3)	Interest on the bonds will accrue from April 25, 2024 and must be paid by the purchaser if the bonds are delivered after that date.

Tranche A-1
CUSIP	26445C AA9
ISIN	US26445CAA99

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Principal
3/1/2025	$6,200,000
9/1/2025	$2,636,156
3/1/2026	$2,707,398
9/1/2026	$2,780,565
3/1/2027	$2,855,710
9/1/2027	$2,932,886
3/1/2028	$3,012,147
9/1/2028	$3,093,550
3/1/2029	$3,177,153
9/1/2029	$3,263,016
3/1/2030	$3,351,199
9/1/2030	$3,441,765
3/1/2031	$3,534,779
9/1/2031	$3,630,306
3/1/2032	$3,728,415
9/1/2032	$3,829,176
3/1/2033	$3,932,659
9/1/2033	$4,038,939
3/1/2034	$4,148,092
9/1/2034	$4,260,194
3/1/2035	$4,375,326
9/1/2035	$4,493,569
3/1/2036	$4,615,007
9/1/2036	$4,739,728
3/1/2037	$4,867,819
9/1/2037	$4,999,372
3/1/2038	$5,134,480
9/1/2038	$5,273,239
3/1/2039	$5,415,749
9/1/2039	$5,562,109
3/1/2040	$5,712,425
9/1/2040	$5,866,803
3/1/2041	$6,025,354
9/1/2041	$6,188,189
3/1/2042	$6,355,425
9/1/2042	$6,527,180
3/1/2043	$6,703,577
9/1/2043	$6,884,741
3/1/2044	$7,070,802
Total Payments(1)	$177,365,000

(1)                Total may not add due to rounding.

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE

Semi-Annual Payment Date	Balance
Issuance Date	$177,365,000
3/1/2025	$171,165,000
9/1/2025	$168,528,844
3/1/2026	$165,821,446
9/1/2026	$163,040,881
3/1/2027	$160,185,171
9/1/2027	$157,252,285
3/1/2028	$154,240,138
9/1/2028	$151,146,588
3/1/2029	$147,969,434
9/1/2029	$144,706,418
3/1/2030	$141,355,219
9/1/2030	$137,913,454
3/1/2031	$134,378,675
9/1/2031	$130,748,369
3/1/2032	$127,019,954
9/1/2032	$123,190,778
3/1/2033	$119,258,119
9/1/2033	$115,219,180
3/1/2034	$111,071,088
9/1/2034	$106,810,894
3/1/2035	$102,435,569
9/1/2035	$97,942,000
3/1/2036	$93,326,993
9/1/2036	$88,587,265
3/1/2037	$83,719,446
9/1/2037	$78,720,074
3/1/2038	$73,585,594
9/1/2038	$68,312,354
3/1/2039	$62,896,606
9/1/2039	$57,334,497
3/1/2040	$51,622,072
9/1/2040	$45,755,268
3/1/2041	$39,729,914
9/1/2041	$33,541,725
3/1/2042	$27,186,300
9/1/2042	$20,659,120
3/1/2043	$13,955,543
9/1/2043	$7,070,802
3/1/2044	$0

Subject to the terms and conditions in the underwriting agreement among DEP SC Storm Funding, DEP, and the underwriters, Goldman Sachs & Co. LLC and RBC Capital Markets, LLC, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1
Goldman Sachs & Co. LLC	$114,865,000
RBC Capital Markets, LLC	$62,500,000
Total	$177,365,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below:

	Selling Concession	Reallowance Discount
Tranche A-1	0.24%	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

Weighted Average Life Sensitivity

		-5% (2.30 Standard Deviations from Mean)		-15% (8.65 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)(1)	WAL (yrs)	Change (days)(1)
A-1	11.78	11.78	0	11.81	11
(1) Number is rounded to whole days

Assumptions

In preparing the analysis above, the following assumptions, among others, have been made:

(i)	in relation to the initial forecast, the forecast error stays constant over the life of the bonds and is equal to an overestimate of electricity consumption of 5% (2.30 standard deviations from mean) or 15% (8.65 standard deviations from mean);
(ii)	the servicer makes timely and accurate semi-annual true-up adjustments (at least quarterly beginning twelve months prior to the scheduled final payment date), but makes no interim true-up adjustments;
(iii)	customer write-off rates are held constant at 1.53%, and DEP remits all storm recovery charges no later than 38 days after such charges are billed;
(iv)	for purposes of setting subsequent storm recovery charges, and for purposes of calculating actual storm recovery charge collections, net charge-off rate as a percentage of billed revenue and the average days sales outstanding per customer bill are both held constant at DEP’s current levels which are based on the most recent six-month period;
(v)	ongoing financing costs are equal to projections;
(vi)	during the first payment period, interest will accrue for approximately 10 months and the storm recovery charges will be collected for approximately 8.5 months; and
(vii)	there is no acceleration of the final maturity date of the bonds.

Use of Proceeds

Page 133 of the Prospectus has been updated to remove “An aggregate of approximately $            of such costs are payable to the servicer in connection with set-up costs, including costs incurred in connection with establishing DEP SC Storm Funding and building the necessary information technology systems, processes and reports.” as there are no such amounts being paid to the servicer.

Duke Energy Progress, LLC and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Duke Energy Progress, LLC and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Duke Energy Progress, LLC, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling DEP collect at (704) 382-3853, Goldman Sachs & Co. LLC toll-free at (866) 520-4056 and RBC Capital Markets, LLC toll-free at (866) 375-6829.